Exhibit 99.1
News Release
Contact:                 Edward H. Schaefer
715-836-9994

Source: Citizens Community Bancorp, Inc.

CITIZENS COMMUNITY BANCORP, INC REPORTS FINANCIAL RESULTS FOR THE
THREE MONTHS AND TWELVE MONTHS ENDED SEPTEMBER 30, 2011.

Eau Claire, Wisconsin – (PR Newswire) – November 30, 2011

Citizens Community Bancorp, Inc. (NASDAQ: CZWI) (“Citizens”) today announced results for the fourth fiscal quarter and the fiscal year, both ended September 30, 2011. All monetary amounts (other than per share amounts) shown herein are stated in thousands and include the results of Citizens’ wholly owned subsidiary, Citizens Community Federal (the “Bank”).

FINANCIAL HIGHLIGHTS

●	Income improvement; Fiscal year 2011 net income was $193 versus a net loss of $7,091 for fiscal year 2010. Fourth quarter net income was $176 versus a net loss of $7,348 in the fourth quarter of 2010.
●	Earnings per share; Basic and diluted earnings per share were $0.04 for the year and $0.04 for the quarter ended September 30, 2011.
●	Net interest income; Fourth quarter and fiscal year ended September 30, 2011 net interest income were $5,206 and $20,851, respectively. Both represent slight decreases from $5,389 and $21,180, respectively, during the same period in fiscal 2010.
●	Net interest margin; Twelve month interest margin during fiscal 2011 was 3.77%, down 7 bps from 2010. Three month interest margin during fiscal 2011 was 3.92%, up 14 bps from 2010.
●	Securities portfolio; Securities gains and losses in earnings, consisting of other-than-temporary impairment losses and gains on sale of available-for-sale securities were $89 in fiscal 2011, compared to ($2,261) in fiscal 2010. During fiscal 2011, 10 of 16 non-agency mortgage-backed securities were sold.
●	Credit quality; Nonperforming loans decreased to $4,400 at September 30, 2011 or 1.02% of total loans compared to $5,084 or 1.11% of total loans at September 30, 2010.
●	Allowance for loan losses; The allowance for loan losses as a percentage of non-performing loans increased to 111.3% at September 30, 2011 from 81.5% at September 30, 2010. The allowance for loan losses as a percentage of total loans increased to 1.13% at September 30, 2011 from 0.91% at September 30, 2010.
●	Equity; Stockholders’ equity as of September 30, 2011 increased $3,011 to $52,888, up from $49,877 at September 30, 2010. Book value per common share rose to $10.30 at September 30, 2011 from $9.75 per common share at September 30, 2010.

RESULTS OF OPERATIONS

NET INCOME
Citizens reported full year 2011 net income of $193, or $0.04 per fully-diluted common share, compared to a net loss of $7,091, or ($1.39) per fully-diluted common share for the full year 2010. Quarterly net income was $176, or $0.04 per fully-diluted common share, compared to a net loss of $7,348, or ($1.44) per fully-diluted common share for the fourth quarter of 2010. The improved year-over-year operating results were driven by (a) lower levels of other-than-temporary impairment, (b) a $1,037 decrease in the provision for loan losses, (c) $5,593 of goodwill impairment recorded in 2010, (d) gains on sale of available-for-sale securities of $659 and (e) the negative impact of a $1,092 increase in the provision for income taxes recorded during fiscal 2010. Citizens Chief Executive Officer, Edward H. Schaefer stated, ”We continue to see improvement in most operating metrics, despite the current challenging economic and interest rate environments in which we operate. We have made significant progress over the past year in strengthening our infrastructure and developing a sales culture,” Mr. Schaefer added, “We remain focused on delivering shareholder value by building a sales culture that focuses on customer relationships to create cross-selling opportunities.”

NET INTEREST INCOME
Net interest income for fiscal 2011 declined $329 or 1.55% compared to the same twelve month period a year ago, and by $133 or 2.55% for the same three month period a year ago. The reduction in net interest income during fiscal 2011 as compared to the prior fiscal year was primarily a result of reduced investment security and loan yields of approximately $1.2 million and $1.8 million, respectively, partially offset by deposit interest expense reductions of approximately $2.7 million during the year ended September 30, 2011.

NON-INTEREST INCOME
Non-interest income was $2,127 for the year ended September 30, 2011, an increase of $7,878 over the year ended September 30, 2010. During the year ended September 30, 2011, we recorded other-than-temporary impairment (“OTTI”) on available for sale securities of $570, compared to $2,261 of OTTI during the year ended September 30, 2010. Further, net realized gains on the sale of available for sale securities were $659 and $0 for the year ended September 30, 2011 and 2010, respectively. Also, in the year ended September 30, 2010, we recorded a charge against earnings for goodwill impairment of $5,593.

NON-INTEREST EXPENSE
Non-interest expense increased $210 (1.27%) to $16,784 for the year ended September 30, 2011 compared to $16,574 for the same period in 2010. The non-interest expense increase was primarily attributed to increases in compensation and litigation expenses offset by a $582 reduction in losses on sale of foreclosed collateral.  The non-interest expense to average assets ratio was 2.97% for the year ended September 30, 2011 compared to 2.83% for the same period in 2010. The increase was due primarily to a reduction in average assets of $19,425, along with the $210 increase in non-interest expense noted above.

FINANCIAL CONDITION

ASSET QUALITY
Non-performing loans were 1.02% of total loans at September 30, 2011, compared to 1.11% at September 30, 2010. The annualized rate of net loan charge-offs was 1.15% at September 30, 2011 compared to 1.03% at September 30, 2010. Non-performing delinquent loans 91+ days past due were $4,400 at September 30, 2011 compared to $5,084 at September 30, 2010. Total past due loans at September 30, 2011 were $13,529, down $4,015 from $17,544 a year ago. Troubled debt restructured loans (“TDR’s”) increased from $3,273 at September 30, 2010 to $6,662 at September 30, 2011. Most of our asset quality metrics continue to improve over the prior year’s levels. “We continue to focus on balance sheet strength and asset quality. We are encouraged by recent asset quality metrics, and we will continue to have a cautiously optimistic credit outlook until these improving metrics show a more sustained favorable trend,” stated Edward H. Schaefer, Chief Executive Officer. “The sale of certain non-agency mortgage-backed securities during the year also had a favorable impact on both asset quality and regulatory capital,” Mr. Schaefer added.

LOANS
Total loans decreased by $24,486 during 2011, resulting from decreased loan demand and the first full year of more restrictive credit underwriting standards. As of September 30, 2011, real estate loans increased by $12,656 and consumer loans decreased $37,142 over their prior year levels.  However, the fourth quarter showed total loan growth of $289 over the prior year fourth quarter levels.

INVESTMENT SECURITIES
During fiscal 2011, the Bank sold 14 agency and 10 non-agency mortgage-backed securities (“MBS”) with an aggregate book value (after previously recognized other-than-temporary impairment of $4,861) of $57,772, resulting in a net realized gain of $659. The sales were executed in order to (a) take advantage of current favorable market prices to minimize realized losses on certain non-agency MBS, (b) reduce the Bank’s exposure to credit risk within its non-agency MBS portfolio, and (c) improve the Bank’s risk-based capital position by eliminating certain MBS securities which represented higher risk-weighted assets for regulatory capital computation purposes.

DEPOSITS
Deposits decreased by $27,329 during 2011 from their 2010 fiscal year levels, mostly in certificates of deposit including institutional deposits. The decrease corresponded with the aforementioned year-over-year decrease in loan funding needs.

EQUITY AND REGULATORY CAPITAL REQUIREMENTS
Citizens’ total assets and stockholders’ equity were $536,587 and $52,888 respectively, at September 30, 2011, compared to $594,365 and $49,877, respectively, at September 30, 2010. Citizens’ total risk-based capital ratio increased to 14.1% at September 30, 2011 from 11.0% at September 30, 2010. At September 30, 2011, both Citizens and the Bank exceeded “Well Capitalized” thresholds under applicable bank and bank holding company regulatory guidelines. However, the Office of Thrift Supervision categorized the Bank as “Adequately Capitalized” as a result of the Memorandum of Understanding still in effect between the Office of the Comptroller of Currency and the Bank.

LIQUIDITY
We manage and monitor our short-term and long-term liquidity positions and needs through a regular review of maturity profiles, funding sources, and loan and deposit forecasts to minimize funding risk. A key metric we monitor is our liquidity ratio, calculated as cash and investments with maturities less than one-year divided by deposits with maturities less than or equal to one year.  At September 30, 2011, our liquidity ratio was 22.48%, above our targeted minimum liquidity ratio of 10%.

BACKGROUND
Citizens Community Bancorp, Inc., headquartered in Eau Claire, Wisconsin, is the bank holding company for Citizens Community Federal. Through Citizens Community Federal, Citizens Community Bancorp, Inc. provides a variety of banking and financial services from 26 banking locations located throughout western Wisconsin, the Twin Cities area of Minnesota and two branches in Rochester Hills, Michigan. For more information, visit www.ccf.us or call 715-836-9994.

FORWARD LOOKING STATEMENTS
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Citizens Community Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate” or words of similar meaning, or future or conditional verbs such as, “would”, “should”, “could”, or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Citizens Community Bancorp, Inc., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Citizens Community Bancorp, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended September 30, 2010 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with our business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to identified non-performing loans and other problem loans and assets, world events, competition, fiscal and monetary policies and changes in regulatory requirements applicable to our business and operations.

Forward-looking statements speak only as of the date they are made, and Citizens Community Bancorp, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARIES
SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial data and other data for Citizens Community Bancorp, Inc. at the dates and for the periods indicated. The selected financial and other data at September 30, 2011 and 2010 has not been audited, but in the opinion of management of Citizens Community Bancorp, Inc., reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) UNAUDITED	September 30, 2011	September 30, 2010

	(dollars in thousands except per share data)

Total assets	$536,557	$594,365

Investment Securities (1)	44,338	41,708
Fair value of non-agency MBS	9,143	24,999
Book value of non-agency MBS	12,918	33,772
Unrealized loss on non-agency MBS	(3,775)	(8,773)

Total loans	431,746	456,232
Allowance for loan losses	(4,898)	(4,145)
Loans Receivable - net	426,848	452,087

Total deposits	448,973	476,302

Borrowings (2)	30,400	64,200

Stockholders' equity	52,888	49,877

Non-performing loans (3)	4,400	5,084

Non-performing assets (3)	5,760	5,532

Troubled-debt restructurings:
Accruing	4,456	3,273
Non-accruing	2,206	-
Total	6,662	3,273

Liquidity ratio	22.48%	19.93%

Shares outstanding	5,133,570	5,113,258

Book value per share	$10.30	$9.75

	As of and for the three months		As of and for the twelve months
	ended		ended
Selected Operations Data	September 30,		September 30,
UNAUDITED	2011	2010	2011	2010

	(dollars in thousands except per share data)

Total interest income	7,080	8,230	29,764	32,759

Total interest expense	1,874	2,891	8,913	11,579

Net interest income before provision for loan losses	5,206	5,339	20,851	21,180

Provision for loan losses	1,250	3,408	5,864	6,901

Net interest income after provision for loan losses	3,956	1,931	14,987	14,279

Non-interest income (loss):
Other-than-temporary impairment losses in earnings	-	(1,050)	(570)	(2,261)
Net gains on sale of available-for-sale securities	143	-	659	-
Goodwill impairment	-	(5,593)	-	(5,593)
Other	514	524	2,038	2,103
Total non-interest income (loss):	657	(6,119)	2,127	(5,751)

Total non-interest expense	4,342	4,318	16,784	16,574

Income (loss) before provision for income taxes	271	(8,506)	330	(8,046)

Provision (benefit) for income taxes	95	(1,158)	137	(955)

Net income	$176	$(7,348)	$193	$(7,091)

Per Share Data (4):

Net income per share (basic)	$0.04	$(1.44)	$0.04	$(1.39)

Net income per share (diluted)	$0.04	$(1.44)	$0.04	$(1.39)

Cash dividends per common share	$-	$-	$-	$-

Book value per share	$10.30	$9.75	$10.30	$9.75

	As of and for the three months		As of and for the twelve months
	ended		ended
Selected Operations Data	September 30,		September 30,
UNAUDITED	2011	2010	2011	2010

Performance Ratios (5):

Return on average total assets	0.03%	(1.26%)	0.03%	(1.21%)

Return on average total shareholders' equity	0.33%	(13.83%)	0.38%	(13.48%)

Net interest margin (6)	3.92%	3.78%	3.77%	3.84%

Net interest spread (6)	3.79%	3.64%	3.64%	3.70%

Average loan to average deposit ratio	95.97%	105.32%	95.97%	105.32%

Average interest earning assets to average interest bearing liabilities	1.08%	1.07%	1.08%	1.07%

Net interest income to total assets (8)	0.97%	0.90%	3.89%	3.56%

Efficiency ratio (9)	74.05%	73.66%	71.28%	71.18%

Asset Quality Ratios:

Non-performing loans to total loans	1.02%	1.11%	1.02%	1.11%

Allowance for loan losses to:

Total loans	1.13%	0.91%	1.13%	0.91%

Non-performing loans	111.32%	81.53%	111.32%	81.53%

Net charge-offs to average loans	0.93%	2.36%	1.15%	1.03%

Non-performing assets to total assets	1.07%	0.93%	1.07%	0.93%

Capital Ratio (5), (7)s:

Tier 1 capital (to adjusted total assets) (10)	10.07%	8.93%	10.07%	8.93%

Total risk-based capital (11)	14.09%	10.99%	14.09%	10.99%

	As of and for the three months		As of and for the twelve months
	ended		ended
Selected Operations Data	September 30,		September 30,
UNAUDITED	2011	2010	2011	2010

Other:

Number of bank subsidiaries	1	1	1	1

Number of banking facilities	26	26	26	26

Number of full-time equivalent employees	185	193	185	193

(1)	Includes securities classified as available-for-sale.

(2)	Consists of Federal Home Loan Bank advances.

(3)
Non-performing loans consist of loans that (a) are 91+ days past due and nonaccruing, or (b) TDR loans restructured at a 0% interest rate that were 91+ days past due and nonaccruing at the time of restructuring. Non-performing asssets consist of non-performing loans, other real estate owned and other collateral owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)	With the exception of end-of-period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)
Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities during the period.

(7)	The capital ratios are presented on a bank only basis.

(8)	Net interest income to total assets represents net interest income before provision for loan losses as a percentage of the ending balance of total assets.

(9)
Efficiency ratio is calculated as follows; non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains/losses and excluding goodwill impairment.

(10)	Tier 1 capital represents Tier 1 capital as a percentage of adjusted total assets.

(11)	Risk-based capital represents total capital as a percentage of risk-weighted assets.